UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Equal Access Portfolio LLC

Address of Principal Business Office:	5965 Ashford Ln
(No. & Street, City, State, Zip Code)	Naples, FL 34110

Telephone Number (including area code):	(612) 802-7646

Name and address of agent for service of process:	Edward Baker, Manager and Chief Executive Officer
Equal Access Portfolio LLC
5965 Ashford Ln
Naples, FL 34110

With copies of notices and communications to:	William M. Mower
Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes ☒ No ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf by the undersigned in the City of Naples, State of Florida, on July 14, 2021.

EQUAL ACCESS PORTFOLIO LLC

/s/ Edward Baker
Edward Baker
Chief Executive Officer

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